Exhibit 10.1 EMPLOYMENT AGREEMENT THIS EMPLOYMENT AGREEMENT (this “Agreement”) between John Bean Technologies Corporation, a Delaware corporation (the “Company”), and Thomas Giacomini (“Executive”) is entered into as of September 20, 2019 (the “Effective Date”). In consideration of the covenants contained herein, the parties agree as follows: SECTION 1 Employment Period. The Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company, for the period (the “Employment Period”) commencing on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date, subject to earlier termination as provided in Section 4 below. The Employment Period shall automatically renew for additional twelve (12)-month periods unless, no later than one hundred eighty (180) days prior to the end of the applicable Employment Period, either party gives written notice of non-renewal to the other, in which case, following the end of the applicable Employment Period, Executive’s employment will continue on an “at-will” basis allowing either party to terminate Executive’s employment at any time, for any reason or no reason, with or without notice; provided, however, that as provided herein, certain provisions shall survive the expiration of the Employment Period and the termination of Executive’s employment with the Company and shall remain in full force and effect thereafter. SECTION 2 Position and Duties. During the Employment Period, Executive shall serve as the Chairman of the Board, President and Chief Executive Officer of the Company and shall have the customary duties, responsibilities and authority of an executive serving in such positions, including all employees reporting directly or indirectly to Executive, reporting and subject to the direction of the Board of Directors of the Company (the “Board”). Executive shall continue to serve as a member of the Board and at each annual meeting of the Company’s stockholders during the Employment Period when Executive’s term as a member of the Board expires, the Company shall nominate Executive to continue to serve as a member of the Board, with such Board service subject to any required stockholder approval. Notwithstanding the foregoing, Executive may be removed from the position of Chairman of the Board following the Board’s reasonable determination that the roles of Chairman and Chief Executive Officer should not be held by the same individual, provided Executive remains in the position of President and Chief Executive Officer of the Company and a member of the Board. During the Employment Period, Executive shall devote his full business time and efforts to the business and affairs of the Company and its subsidiaries provided that Executive may devote reasonable time to activities such as supervision of personal investments and activities involving professional, charitable, civic, educational, religious and similar types of activities, speaking engagements, including membership on non- profit boards of directors, and Executive may continue to serve on the for-profit entity board on which he serves as of the Effective Date. Executive shall not become a director of any other for- profit entity without first receiving the approval of the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”). SECTION 3 Compensation and Benefits. a. Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, the Company shall pay to Executive his Base Salary of $930,000 per year, payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. The Base Salary shall be reviewed not less than annually by the Compensation Committee of the Board (the “Compensation Committee”) for possible increase (but not decrease), which review shall be conducted in a manner consistent with the Compensation Committee’s current practices for the determination of Executive’s Base Salary. The term “Base Salary” shall refer to the Base Salary as so increased by the Board. b. Management Incentive Compensation. During the Employment Period, Executive shall be eligible to participate in the Company’s annual management incentive compensation plan or such other similar, predecessor, or successor plans as may be maintained by the Company from time to time (the “Management Incentive Plan”), with a minimum target annual bonus equal to 120% of Base Salary for each year in which Executive participates in the Management Incentive Plan (the “Management Incentive Award”), which target annual bonus percentage of Base Salary may be increased from time to time by the Compensation Committee. The actual amount of the annual bonus earned by and payable to Executive in any year shall be determined upon the satisfaction of goals and objectives established by the Compensation Committee in consultation with Executive and communicated to Executive, and shall be subject to such other terms and conditions of the Management Incentive Plan applicable to senior executives of the Company as in effect from time to time. Each bonus paid under the Management Incentive Plan shall be paid to Executive no later than March 15th of the calendar year following the calendar year in which the bonus is earned. c. Long-Term Incentive Compensation. During the Employment Period, Executive shall be eligible for, and shall receive long-term incentive compensation grants and awards under the Company’s 2017 Incentive Compensation and Stock Plan or such other similar, predecessor or successor plans as may be maintained by the Company from time to time (each an “LTIP” and each such grant and award an “LTIP Award”). Such awards shall be commensurate with Executive’s position, and made at such times and on such terms as are no less favorable than grants and awards made to senior executives of the Company generally; provided, however, that in the event Executive has provided notice of Retirement (as described in Section 4(b)(x) below), the annual LTIP Award made, if any, during such notice period may be reduced to take into account Executive’s pending Retirement. d. Other Benefits. (i) Savings and Retirement Plans. Except as otherwise limited by applicable law, Executive shall be entitled to participate in all qualified and non-qualified savings and retirement plans applicable generally to other senior executives of Company, in accordance with the terms of the plans, as may be amended from time to time; provided, however, that Executive shall not be eligible to participate in the Company’s U.S. Pension and Supplemental Executive Retirement Plans (or any other pension or supplemental executive retirement plans), each of which was frozen in 2009. (ii) Welfare Benefit Plans. Except as otherwise limited by applicable law, Executive and/or his eligible dependents shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs applicable 2 generally to other senior executives of the Company, in accordance with the terms of the plans, as may be amended from time to time. (iii) Fringe Benefits. Except as otherwise limited by applicable law, Executive shall be entitled to such fringe benefits as may be available generally to other senior executives of the Company. As of the date hereof, such fringe benefits include a financial counseling allowance of $20,000 per calendar year, an annual executive physical, medical concierge service and complimentary parking at the Company’s corporate headquarters. (iv) Vacation. Executive shall be entitled to paid vacation time consistent with the applicable policies of Company as in effect from time to time, but in any event no less than four weeks of such vacation per year. (v) Legal Fees. Company shall reimburse Executive for any reasonable legal fees and expenses incurred by Executive in connection with the review of this Agreement and any documents ancillary thereto. (vi) Business Expenses. Subject to Section 15, Executive shall be reimbursed for reasonable travel and other expenses incurred in the performance of Executive’s duties on behalf of Company in a manner consistent with the Company’s policies regarding such reimbursements, as may be in effect from time to time. (vii) Executive Severance Pay Plan; Executive Severance Agreement. Prior to the Effective Date, Executive was a participant in the Company’s Executive Severance Pay Plan (the “Executive Severance Pay Plan”), and party to an Executive Severance Agreement entered into by the Company and Executive as of September 9, 2013 (the “Executive Severance Agreement”). Executive’s participation in the Executive Severance Pay Plan and the Executive Severance Agreement shall be null and void, and of no further effect, upon the execution of this Agreement. SECTION 4 Termination of Employment. a. Executive’s employment under this Agreement shall terminate upon the earlier to occur of (i) the expiration of the term of this Agreement pursuant to Section 1 hereof; (ii) termination of Executive’s employment by reason of Executive’s Disability; (iii) termination of Executive’s employment by the Company for any reason other than due to Disability; (iv) Executive’s death; or (v) termination of Executive’s employment by Executive for any reason. Upon the termination of Executive’s employment with the Company for any reason, Executive shall be deemed to have resigned from the Board and all other positions with the Company or any of its subsidiaries held by Executive as of the date immediately preceding his termination of employment. Section 5 hereof sets forth certain obligations of the Company in the event that Executive’s employment hereunder is terminated. Certain capitalized terms used in this Section 4 and in Section 5 hereof are defined in Section 4(b), below. b. Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below: 3

(i) “Accrued Amounts” means (1) Executive’s unpaid Base Salary, (2) Executive’s unused and accrued vacation pay, earned or accrued through the date of Executive’s termination, (3) Executive’s business expenses that are reimbursable pursuant to Section 3(d)(vi) of this Agreement but have not been reimbursed by the Company as of the Employment Termination Date, (4) the aggregate benefits accrued by Executive as of the date of Executive’s termination under the John Bean Technologies Corporation Salaried Employees’ Retirement Program, the John Bean Technologies Corporation Savings and Investment Plan, the John Bean Technologies Corporation Salaried Employees’ Equivalent Retirement Plan, the John Bean Technologies Corporation Non- Qualified Savings and Investment Plan and other savings and retirement plans sponsored by the Company, pursuant to the terms of the applicable plan in effect as of the day immediately prior to the date of Executive’s termination, including, but not limited to, Executive’s distribution elections and (5) vested awards, if any, granted under the LTIP, and other incentive arrangements adopted by the Company, subject, in each case, to the terms of the applicable plan and award agreement. (ii) “Cause” means: (1) Executive’s willful and continued failure to substantially perform Executive’s employment duties in any material respect (other than any such failure resulting from physical or mental incapacity or occurring after issuance by Executive of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which the Company believes Executive has failed to perform Executive’s duties, and after Executive has failed to resume substantial performance of Executive’s duties on a continuous basis within thirty (30) calendar days of receiving such demand; (2) Executive’s willfully engaging in conduct which materially breaches Section 6 of this Agreement or any other willful conduct (other than conduct covered under (1) above) that is demonstrably and materially injurious to the Company or a subsidiary; or (3) Executive’s having been convicted of, or pleading guilty or nolo contendere to, a felony under federal or state law. For purposes of this Agreement, no act or failure to act on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of the Company or a subsidiary. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company or a subsidiary shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company or a subsidiary. 4

(iii) “Change in Control” means either a “Change in Ownership,” a “Change in Effective Control,” or a “Change in Ownership of a Substantial Portion of Assets,” as defined below: “Change in Ownership”: A Change in Ownership of the Company occurs on the date that any one person, or more than one Person Acting as a Group (as defined below), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one Person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Ownership of the Company (or to cause a Change in Effective Control of the Company). An increase in the percentage of stock owned by any one person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock. This applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction. “Persons Acting as a Group”: Persons will not be considered to be acting as a group solely because they (i) purchase or own stock of the same corporation at the same time, or as a result of the same public offering, or (ii) purchase assets of the same corporation at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. “Change in Effective Control”: A Change in Effective Control of the Company occurs on the date that either – (1) any one person, or more than one Person Acting as a Group, acquired (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or (2) a majority of members of the Board is replaced during any twelve (12)-month period by directors whose 5 appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. A Change in Effective Control will have occurred only if Executive is employed by the Company upon the date of the Change in Effective Control or the Company is liable for the payment of the benefits hereunder and no other corporation is a majority shareholder of the Company. Further, in the absence of an event described in paragraph (i) or (ii), a Change in Effective Control of the Company will not have occurred. Acquisition of additional control: If any one person, or more than one Person Acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in Effective Control of the Company (or to cause a Change in Ownership of the Company). “Change in Ownership of a Substantial Portion of Assets”: A Change in Ownership of a Substantial Portion of Assets occurs on the date that any one person, or more than one Person Acting as a Group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Transfers to a related person: There is no Change in Control when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a Change in Ownership of a Substantial Portion of Assets if the assets are transferred to — (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (3) a person, or more than one Person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (3). 6

A person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Company after the transaction is not treated as a Change in Ownership of a Substantial Portion of Assets of the Company. (iv) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. (v) “Disability” means complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which Executive was employed when such disability commenced. (vi) “Disqualifying Event” means (1) Executive’s willful and continued failure to substantially perform Executive’s employment duties in any material respect (other than any such failure resulting from physical or mental incapacity or occurring after issuance by Executive of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which the Company believes Executive has failed to perform Executive’s duties, and after Executive has failed to resume substantial performance of Executive’s duties on a continuous basis within thirty (30) calendar days of receiving such demand; (2) Executive’s material breach of Section 6 of this Agreement; (3) Executive’s willful engaging in conduct that is or is reasonably likely to be demonstrably injurious to the business or reputation of the Company or a subsidiary; (4) Executive’s having been convicted of, or pleading guilty or nolo contendere to, a felony under federal or state law; (5) Executive’s willful commission of an act of dishonesty, fraud or misappropriation against the Company or a subsidiary or any customer, employee or vendor of the Company or a subsidiary; or (6) Executive’s willful breach of his fiduciary duty to the Company or a subsidiary. (vii) “Employment Termination Date” means the date on which the employment relationship between Executive and the Company terminates and Executive experiences a “separation from service” as such term is defined under Code Section 409A. (viii) “Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time, and any successor thereto. (ix) “Good Reason” means, without Executive’s express written consent, the occurrence of any one or more of the following: (1) the assignment of Executive to duties materially inconsistent with Executive’s authorities, duties, responsibilities, and status (including, without limitation, offices, titles and reporting requirements) as the President and Chief Executive Officer of the Company (including, without limitation, any material change in duties or status as a result of the stock of the Company ceasing to be publicly traded or of the Company becoming a subsidiary of another 7 entity, or any material change in Executive’s reporting relationship, ceasing to report to the Board of Directors of a publicly traded company), or a material reduction or alteration in the nature or status of Executive’s authorities, duties, or responsibilities; (2) the Company’s requiring Executive to be based at a location which is at least fifty (50) miles further from Executive’s then current primary residence than is such residence from the office where Executive is located as of the Effective Date or as the same may be changed from time to time with Executive’s consent, as applicable, except for required travel on the Company’s business to an extent substantially consistent with Executive’s business obligations as of the Effective Date or as the same may be changed from time to time prior to a Change in Control; (3) a material reduction by the Company in Executive’s Base Salary or target annual bonus under the Management Incentive Plan as in effect on the Effective Date or as the same may be increased from time to time; (4) a material reduction in Executive’s level of participation in the LTIP from that contemplated by Section 3(c), or in the level of participation in employee benefit or retirement plans, policies, practices, or arrangements in which Executive participates from that contemplated in Section 3(d)(i) and (ii), or, if after a Change in Control, from the greatest of the levels in place (i) on the Effective Date, (ii) during the fiscal year immediately preceding the fiscal year of a Change in Control, (iii) on the date immediately preceding the date of a Change in Control, and (iv) immediately preceding an event alleged to constitute Good Reason; (5) the failure of a successor to the Company to assume and agree to perform this Agreement in all material respects; or (6) any other action or inaction that constitutes a material breach by the Company of this Agreement. The existence of Good Reason will not be affected by Executive’s temporary incapacity due to physical or mental illness not constituting a Disability. Executive’s continued employment will not constitute a waiver of Executive’s rights with respect to any circumstance constituting Good Reason. Notwithstanding the above to the contrary, “Good Reason” for Executive’s separation from employment will exist only if (1) Executive provides written notice to the Company within ninety (90) days of the occurrence of any of the above listed events, (ii) the Company fails to cure the event within thirty (30) days following the Company’s receipt of Executive’s written notice and (iii) Executive separates from employment 8 with the Company effective not later than sixty (60) days after the end of the Company’s cure period. (x) “Retirement” means the termination of Executive’s employment at any time on or after September 9, 2023 if such termination is due to (i) Executive’s voluntary termination after (A) providing at least one (1) year’s advance notice to the Chair of the Nominating and Governance Committee of such date of termination (or such shorter period of advance notice as the Board may in its sole discretion determine to be necessary to provide an orderly transition of Executive’s duties to a successor) and (B) assisting the Board in the identification and selection of, and transition of Executive’s duties to a successor; (ii) Executive’s death or termination due to Disability; (iii) the Company terminating Executive without Cause; or (iv) Executive terminating employment for Good Reason. SECTION 5 Obligations of the Company upon Termination. a. Accrued Amounts. Upon termination of employment for any reason, Executive shall be entitled to receive the Accrued Amounts and such other amounts as may be provided in this Section 5. The Company shall pay the Accrued Amounts described in Section 4(b)(i)(1) through (3) to Executive in a lump sum in cash within thirty (30) days after the Employment Termination Date. The Accrued Amounts described in Section 4(b)(i)(4) and (5) shall be determined and paid in accordance with the terms of the relevant plan, policy or agreement as applicable to Executive, except as may otherwise be provided in this Agreement. b. Termination in the Absence of a Disqualifying Event Other than In Connection with a Change in Control. If, prior to a Change in Control, the Company terminates Executive in the absence of a Disqualifying Event or Executive terminates his employment for Good Reason, Executive shall be entitled to receive (i) an amount equal to two (2) times the sum of Executive’s Base Salary and annual target bonus amount for the calendar year in which such termination occurs, (ii) a prorated payment of the applicable annual target bonus for the calendar year in which such termination occurs, (iii) subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), an amount equal to the Company’s portion of the monthly premium for medical and dental coverage, multiplied by eighteen (18), which Executive may, but is not required to, use to pay for any elected COBRA coverage or other health care coverage; and (iv) a single lump sum of $20,000 less any amounts that the Company has previously reimbursed Executive for financial planning/tax preparation assistance expenses in the calendar year in which the termination of employment occurs (collectively, the “Severance”). Except as otherwise provided in clause (iii) above, the Severance shall be paid in the form of a single lump sum payment as soon as practicable after both (a) Executive’s Employment Termination Date and (b) the date the Release (as defined below) becomes effective, but in no event beyond thirty (30) days from such date; provided that, if any such amounts of the Severance constitute deferred compensation under Code Section 409A and are payable within a period that spans two calendar years, such amounts shall be paid in the later calendar year; provided further that, if Executive is deemed on the Employment Termination Date to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, any such amounts that constitute deferred compensation under Code Section 409A and would otherwise be payable prior to the earlier of (i) the six (6)-month anniversary of the Employment Termination 9

Date and (ii) the date of Executive’s death (the “Delay Period”) shall instead be paid in a lump sum immediately upon (and not before) the expiration of the Delay Period. For purposes herein, the Release shall not become effective unless and until Executive timely executes the Release on or before the date set forth in the Release and does not subsequently timely revoke the Release under applicable law. Notwithstanding the foregoing, if it is reasonably demonstrated by Executive that a termination of employment by the Company other than for Cause or an event constituting Good Reason was (x) at the request of a third party who had taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with or in anticipation of a Change in Control, then for purposes of this Section and Section (5)(d), Executive’s termination date shall be deemed to have occurred immediately after the Change of Control. c. Effect of Retirement on LTIP Awards. In the event of Executive’s termination of employment under circumstances constituting a Retirement, the Company shall cause the unvested portion of each LTIP Award, granted after the Effective Date of this Agreement, which is held by Executive on the Employment Termination Date to remain eligible to become earned, vested and paid under the terms of such LTIP Award as if Executive’s employment had not terminated (unless under the terms of such LTIP Award the disposition of the LTIP Award is more favorable to Executive, in which case such more favorable terms shall apply). d. Termination by the Company without Cause or by Executive for Good Reason after a Change in Control. If the Company terminates Executive for reasons other than Cause or Disability within twenty-four (24) calendar months following the month in which a Change in Control occurs, or if Executive terminates employment with the Company for Good Reason within twenty-four (24) calendar months following the month in which a Change in Control occurs, then Executive shall not be entitled to the Severance set forth in Section (5)(b) above and the Company will instead pay to Executive and provide him with the following: (i) an amount equal to three (3) times the highest rate of Executive’s annualized Base Salary in effect at any time up to and including the Employment Termination Date; (ii) an amount equal to three (3) times Executive’s highest annualized target Management Incentive Award granted under the Management Incentive Plan for any plan year up to and including the plan year in which Executive’s Employment Termination Date occurs; (iii) an amount equal to the target Management Incentive Award established for the plan year in which Executive’s Employment Termination Date occurs, prorated through the Employment Termination Date; and (iv) subject to applicable law and regulation as of the Employment Termination Date, a continuation of the Company’s welfare benefits of health care, life, accidental death and dismemberment, and disability insurance coverage for eighteen (18) months after the Employment Termination Date. These benefits will be provided to Executive (and to Executive’s covered spouse and dependents) at the same premium cost, and at the same coverage level, as in effect as of the date of the Change in Control. The continuation of these welfare benefits will be discontinued prior to the end of the eighteen 10

(18) month period if Executive has available substantially similar benefits at a comparable cost from a subsequent employer, as determined by the Compensation Committee. In addition, the Company will make available for purchase by Executive continued health care, life and accidental death and dismemberment, and disability insurance coverage at the same coverage level as in effect as of the date of the Change in Control for a period of eighteen (18) months beginning immediately upon the end of the coverage period provided under the foregoing provisions of this Section 5(d)(iii) (collectively, the “Change in Control Severance”). Awards granted under the LTIP and other incentive arrangements adopted by the Company will be treated pursuant to the terms of the applicable plan and award agreement. Any restrictions imposed by Company stock ownership guidelines applicable to the sale of the Company’s common stock by executive officers will not apply to any Awards granted to Executive prior to a Change in Control under the LTIP or other incentive arrangements adopted by the Company that vests as a result of the Change in Control in accordance with the terms of this Agreement. Solely for vesting purposes under the Company’s nonqualified retirement plans, it will be assumed that Executive’s employment continued following Executive’s Employment Termination Date for three (3) full years (i.e., three (3) additional years of service credits will be added for vesting only). e. Form and Timing of Change in Control Severance. (i) The Change in Control Severance will be paid in cash to Executive in a single lump sum as soon as practicable following the Employment Termination Date, but in no event beyond thirty (30) days from such date; provided, if any such Change in Control Severance benefits constitute deferred compensation under Section 409A of the Code and are payable within a period that spans two calendar years, such benefits shall be paid in the later calendar year; provided further that, if Executive is deemed on the date of his termination to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, any such benefits that constitute deferred compensation under Section 409A of the Code and would otherwise be payable prior to the Delay Period shall instead be paid in a lump sum immediately upon (and not before) the expiration of the Delay Period. (ii) To the extent any in-kind benefits provided to Executive (or Executive’s beneficiary, if applicable), or any reimbursement by the Company for expenses incurred by Executive to obtain such benefits, under Section 5(d) herein constitute deferred compensation under Section 409A of the Code, (i) all such reimbursements shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to such reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iv) if Executive is deemed on the Employment Termination Date to be a “specified employee” within the meaning of 11

Section 409A(a)(2)(B) of the Code, Executive shall pay the cost of all such in-kind benefits during the Delay Period and the Company shall reimburse Executive for such costs immediately upon expiration of the Delay Period. f. Change in Control Severance Tax Adjustment. (i) In the event that Executive (or Executive’s beneficiary, if applicable) becomes entitled to Change in Control Severance benefits or any other payment or benefit under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the “Total Payments”), whether or not Executive has terminated employment with the Company, if all or any part of the Total Payments will be subject to the tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) (the “Excise Tax”), the Total Payments shall be reduced (but not below zero) such that the value of the Total Payments shall be one dollar ($1) less than the maximum amount of payments which Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code; provided, however, that the foregoing limitation shall not apply in the event that it is determined that the Total Payments on an after-tax basis (i.e., after payment of federal, state, and local income taxes, penalties, interest, and the Excise Tax) if such limitation is not applied would exceed the after-tax benefits to Executive if such limitation is applied. Executive shall bear the expense of any and all Excise Taxes due on any payments that are deemed to be “excess parachute payments” under Section 280G of the Code. (ii) The determination of whether any of the Total Payments will be subject to the Excise Tax and the assumptions to be used in arriving at such determination, shall be made by a nationally recognized certified public accounting firm that does not serve as an accountant or auditor for any individual, entity or group effecting the Change in Control as designated by the Company (the “Accounting Firm”). The Accounting Firm will provide detailed supporting calculations to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive or the Company requesting a calculation hereunder. All fees and expenses of the Accounting Firm will be paid by the Company. g. Termination for Disability. If Executive’s employment is terminated due to Disability, Executive’s benefits will be determined in accordance with the Company’s disability, retirement, survivor’s benefits, insurance and other applicable plans and programs then in effect. h. Termination upon Death. If Executive’s employment is terminated due to death, Executive’s benefits will be determined in accordance with the Company’s retirement, survivor’s benefits, insurance and other applicable programs of the Company then in effect. i. Release. As an express condition of Executive’s right to receive any of the Severance or the Change in Control Severance benefits, Executive must execute a waiver and release in such form and containing such terms as shall be required by the Compensation Committee from time to time, in its sole and absolute discretion, which terms shall include a waiver and release of claims and reconfirmation of Executive’s non-disclosure, non-solicitation and non- competition provisions of the Restrictive Covenant Agreement (as defined below), the form of 12 which shall be provided to Executive by the Company (the “Release”). The Release shall be a complete and general release of any and all of his potential claims (other than for vested benefits described in this Agreement or any other vested benefits with the Company and/or its subsidiaries) against the Company, any of its affiliated companies, and their respective successors and any officers, employees, agents, directors, attorneys, insurers, underwriters, and assigns of the Company, its subsidiaries and/or successors hereunder. j. No Mitigation Required. Executive will not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment will in no event effect any reduction of the Company’s obligations to make the Severance or the Change in Control Severance payments and arrangements required to be made under this Agreement, except to the extent provided in Section 5 and in Section 6 of this Agreement. k. If Executive dies after becoming entitled to payments and benefits under this Section 4, all such payments and benefits shall be made to the trust designated under Executive’s will. SECTION 6 Restrictive Covenants. As a condition of, and in consideration for the Company entering into this Agreement and providing compensation and benefits hereunder, on the Effective Date, Executive shall enter into a Confidential Information, Non Competition, Non Solicitation and Inventions Agreement (the “Restrictive Covenant Agreement”), which agreement includes covenants concerning non-disclosure of confidential information, non-competition, non- solicitation and invention assignment. Executive agrees to be subject to and bound by all terms and conditions of the Restrictive Covenant Agreement during the Employment Period and for twenty-four (24) months thereafter, as if such terms and conditions were set forth in full herein. References in this Agreement to this Section 6 shall mean references to the Restrictive Covenant Agreement. In the event of Executive’s breach of the Restrictive Covenant Agreement, in addition to all other rights the Company may have hereunder or in law or in equity, all payments and benefits hereunder shall cease; all options, stock, and other securities granted by the Company or its successor, including stock obtained through prior exercise of options, shall be immediately forfeited (whether or not vested), and the original purchase price, if any, shall be returned to Executive; and all profits received through exercise of options or sale of stock, and all previous Severance or Change in Control Severance payments and benefits made or provided hereunder shall be promptly returned and repaid to the Company. SECTION 7 Insurance and Indemnification. To the fullest extent permitted by law, the Company will, both during and after the period of Executive’s employment, indemnify Executive (including by advancing him expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including any attorneys’ fees, incurred by Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being (or having been) an officer, director or employee of the Company or any of its subsidiaries. Executive will be covered by director and officer liability insurance to the maximum extent that that insurance covers any officer or director (or former officer or director) of the Company. The Executive’s rights under this Section 7 shall not be exclusive and shall be in addition to any rights Executive may have under the certificate of incorporation, by-laws or other organizational documents of the Company or any subsidiary. 13

SECTION 8 Survival. Sections 4 through 17 hereof shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period. SECTION 9 Notices. Any notice provided for in this Agreement shall be in writing and shall be delivered (i) personally, (ii) by certified mail, postage prepaid, (iii) by FedEx or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice) or (iv) by facsimile or a PDF or similar attachment to an email, provided that such telecopy or email attachment shall be followed within one (1) business day by delivery of such notice pursuant to clause (i), (ii) or (iii) above. Any such notice to a party shall be addressed at the address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given): If to the Company: John Bean Technologies Corporation 70 West Madison Street Chicago, Illinois 60602 Attention: Chair, Compensation Committee of the Board of Directors Facsimile: 312-861-7127 If to Executive Thomas Giacomini At the most recent address on file with the Company SECTION 10 Entire Agreement; Inconsistency. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof, including the Employment Agreement between Executive and the Company dated as of August 22, 2013 and the Executive Severance Agreement. In the event of any inconsistency between the provisions of this Agreement and any other plan, program, practice or agreement in which Executive is a participant or a party, this Agreement shall control. SECTION 11 Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and his heirs, executors and personal representatives (including any amounts becoming payable prior to Executive’s death), and the Company and its successors and assigns. Any successor or assignee of the Company shall assume the liabilities and obligations of the Company hereunder. SECTION 12 Governing Law. This Agreement shall be governed by the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois. SECTION 13 Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no 14 course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. SECTION 14 Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes. SECTION 15 Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, to the extent any payments made or contemplated hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A, then (i) each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (ii) if Executive is a specified employee (within the meaning of Section 409A of the Code) as of the date of Executive’s separation from service, each such payment that is payable upon Executive’s separation from service and would have been paid prior to the six (6) month anniversary of Executive’s separation from service shall be delayed until the earlier to occur of (A) the first (1st) day of the seventh (7th) month following Executive’s separation from service or (B) the date of Executive’s death. Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive within thirty (30) days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. SECTION 16 Clawback. The payments to Executive pursuant to this Agreement are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including, without limitation, provisions of the 2017 Incentive Compensation and Stock Plan (as the same may now or hereafter be amended, supplemented or otherwise modified from time to time, the “ICSP”) or other plans or agreements governing compensation or incentive awards and any policy which the Company may adopt or be required to adopt, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law. For purposes of the application of such provisions of the ICSP with respect to the forfeiture of any awards under the ICSP or the repayment of amounts received with respect to any award under the ICSP, in each case based upon serious misconduct (or words of similar import) by Executive, no act, failure to act or conduct by Executive shall be deemed to be such serious 15 misconduct unless such act, failure to act or conduct also constitutes Cause or Disqualifying Event as defined in this Agreement. SECTION 17 Additional Provisions Relating to a Change in Control. a. In the event of a Change in Control: (i) The Company’s obligation to make the payments and the arrangements provided for herein will be absolute and unconditional, and will not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against Executive or anyone else. All amounts payable by the Company hereunder will be paid without notice or demand. Except to the extent provided in Sections 6 and 16 of this Agreement, each and every payment made hereunder by the Company will be final, and the Company will not seek to recover all or any part of such payment from Executive or from whomsoever may be entitled thereto, for any reasons whatsoever. (ii) Notwithstanding anything in this Agreement to the contrary, if the Change in Control Severance is paid under this Agreement, no severance benefits under any program of the Company, other than benefits described in this Agreement, will be paid to Executive. (iii) To the extent permitted by law, the Company will pay as incurred within ten (10) days following receipt of an invoice from Executive, which invoice shall be submitted no later than ninety (90) days following the date Executive incurs liability for the relevant item, all reasonable legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by Executive as a result of the Company’s refusal to provide the Change in Control Severance benefits to which Executive becomes entitled under this Agreement, or as a result of the Company’s contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict (including, without limitation, conflicts related to the calculations under Section 5(f) hereof) between the parties pertaining to this Agreement. The Company’s obligations under this Section 17(a)(iii) shall apply only to reasonable legal fees, costs of litigation, prejudgment interest, and other expenses incurred on or before the date that is ten (10) years after Executive’s death, (b) shall not be subject to liquidation and (c) may not be exchanged for another benefit. The amount of the legal fees, costs of litigation, prejudgment interest, and other expenses for which Executive is entitled to be reimbursed under this Section 17(a)(iii) in any calendar year shall not affect Executive’s right to reimbursement of any expenses or in-kind benefits to which Executive is entitled under this Agreement or any other agreement to which Executive and the Company are parties. b. The Company has established a trust (which is a grantor trust within the meaning of Sections 671-678 of the Code) for the benefit of Executive and others in the event of a Change in Control (the “Trust”). (i) The Trust has a trustee, selected by the Company, and has certain restrictions as to the Company’s ability to amend the Trust or cancel benefits provided 16 thereunder. Any assets contained in the Trust will, at all times, be specifically subject to the claims of the Company’s general creditors in the event of bankruptcy or insolvency; such terms are specifically defined within the provisions of the Trust, along with the required procedure for notifying the trustee of any bankruptcy or insolvency. (ii) The Company may, but is not obligated to, deposit assets in the Trust in an amount equal to or less than the aggregate Change in Control Severance benefits which may become due to Executive under this Agreement. (iii) As soon as practicable after the Company has knowledge that a Change in Control is imminent, but no later than the day immediately preceding the date of a Change in Control, the Company will deposit assets in such Trust in an amount equal to the estimated aggregate Change in Control Severance benefits which may become due to Executive under this Agreement. Such deposited amounts will be reviewed and increased, if necessary, every six (6) months following a Change in Control to reflect Executive’s estimated aggregate Change in Control Severance benefits at such time. IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above. JOHN BEAN TECHNOLOGIES CORPORATION By: /James E. Goodwin/ Name: James E. Goodwin Title: Lead Independent Director EXECUTIVE: /Thomas Giacomini/ 17